Exhibit 10.8

EXECUTION VERSION

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into by and between Apollo Asset Management Europe LLP, a limited liability partnership incorporated in England with registered number OC399402 (“AAME”), Apollo Management International LLP, a limited liability partnership incorporated in England with registered number OC316197 (“AMI”), and Athene Deutschland Holding GmbH & Co. KG, a German limited partnership with a limited liability company as general partner (Gesellschaft mit beschränkter Haftung & Co. Kommanditgesellschaft) (the “Client”) on this 1 day of March 2016.

WHEREAS:

(A) The Client has entered into (i) an investment management agreement dated 29 June 2015 with Athene Lebensversicherung AG (“ALV”), a German company limited by shares (Aktiengesellschaft), pursuant to which ALV has outsourced to the Client the management of ALV’s assets with regard to portfolio management and related asset accounting (the “ALV IMA”), (ii) an investment management agreement dated 29 June 2015 with Athene Pensionskasse AG (“APK”), a German company limited by shares (Aktiengesellschaft), pursuant to which APK has outsourced to the Client the management of APK’s assets with regard to portfolio management and related asset accounting (the “APK IMA”), and (iii) an investment management agreement dated 29 June 2015 with Athene Deutschland GmbH (“AD” and, together with ALV and APK, the “Companies”), a German limited liability company (Gesellschaft mit beschränkter Haftung), pursuant to which AD has outsourced to the Client the management of AD’s assets with regard to portfolio management and related asset accounting (together with the ALV IMA and the APK IMA, the “IMAs”);

(B) The Client, AAME and AMI entered into a services agreement dated 1 February 2016 which automatically terminated on 29 February 2016. It is intended that such agreement be superseded in its entirety by this Agreement;

(C) Apollo Global Management, LLC (“Apollo”) has created a business segment, of which the Adviser (as defined below), which is 100% indirectly controlled by Apollo, forms a part, to centralise resources and expertise and provide asset management or advisory services as well as origination services to its clients;

(D) The Client is interested in benefitting from the resources and expertise of such business segment and wishes to appoint the Adviser as a sub-advisor to provide certain services to the Client on the terms of this Agreement in respect of the Assets set forth in Annex A (the “Assets”), which are managed by the Client under the investment management agreements mentioned under recital (A) above, and the Adviser wishes to accept such appointment;

(E) AMI is authorized and regulated by the UK Financial Conduct Authority (“FCA”) with firm reference number 452877;

(F) AAME has been appointed as AMI’s appointed representative in accordance with section 39 of the UK Financial Services and Markets Act 2000 (“FSMA”);

(G) AAME intends to apply to the FCA to become an authorized person under the FSMA and upon such authorization may decide to become the sole provider of the services under this Agreement; and

(H) In this Agreement, the term “Adviser” has the meaning given to it in Annex E.

In consideration of the mutual covenants herein, the Client and the Adviser agree as follows:

1.	General.

(a) The Client wishes the Adviser to provide services as set out in Annex B with respect to the Assets pursuant to this Agreement (the “Services”).

(b) The Assets shall be held at all times by ALV, APK or AD, as applicable, or their respective duly appointed custodian(s) or sub-custodian(s) (each, a “Custodian”). The Adviser shall not be responsible for the provision of any safe custody or settlement services in respect of the Assets or documents of title or certificates evidencing title thereto and the Adviser will not hold client money (within the meaning of the FCA Rules (as defined below)) or Investments (as defined below) or other assets of the Client or the Companies. The selection and appointment of any Custodian shall be the sole responsibility of the Client and/or the Companies. The Client and/or the Companies shall be solely responsible for the selection and use of any bank or other entity with which cash is deposited. Notwithstanding anything in this Agreement to the contrary, neither the Adviser nor any of its affiliates (other than the Client) shall have any liability to the Custodian.

2.	Services.

(a) The Client retains the Adviser to render the Services. The Client retains full discretion as to all investments or other decisions, including, but not limited to, authority to buy, hold for investment, own, assign, transfer, sell (long or short), exchange, lend, pledge, deliver and otherwise deal in financial instruments (“Investments”), and to exercise in the Client’s discretion all voting and other rights, powers, privileges and other incidents of ownership with respect to Investments. In connection therewith, the Adviser may recommend to the Client one or more brokers, dealers or other intermediaries or trading venues (including, where permitted under applicable law, affiliates of the Adviser) to effect transactions in relation to the Investments for the Client.

(b) In particular, the Adviser shall be responsible for making recommendations for the investment, reinvestment and divestment of the Assets. The Client shall determine in its sole discretion whether to act or decline to act on such recommendations. The Adviser has no power, authority or discretion to make any investment or other decision on behalf of the Client, or to bind the Client, and unless expressly stated otherwise, nothing in this Agreement shall constitute the Adviser as the agent of the Client. All decisions in respect of the acquisition, holding, monitoring and realization of Investments and the exercise of any voting rights attaching thereto shall be made by the Client, who shall not be bound to act in accordance with any recommendation made by the Adviser.

(c) The Client hereby constitutes and appoints the Adviser as the Client’s agent with full power and authority for the Client and on the Client’s behalf to buy, sell and otherwise deal in investments and contracts as instructed on a case by case basis by the Client. The Client further grants, on a case by case basis subject to instructions by the Client, to the Adviser as the Client’s agent full power and authority to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as the Client might or could do and to execute and deliver all necessary or appropriate documents and instruments as agent for and on behalf of the Client with respect to the investments and contracts as instructed on a case by case basis by the Client in order for the Adviser to provide the Services to the Client under this Agreement.

(d) The Client agrees to provide (or cause to be provided) to the Adviser all information required in order for the Adviser to render the Services under this Agreement, and the Adviser shall be entitled to assume that any information or instructions communicated to it by the persons identified by the Client in Annex F (as updated and communicated to the Adviser from time to time) are accurate and complete and properly authorized by the Client, and that in making investment recommendations to, or dealing in investments and contracts on behalf of, the Client, the Adviser shall be entitled to rely on such information.

(e) The Adviser may utilize the resources of certain entities which are affiliates of, or under common control with, the Adviser in connection with its performance of the Services pursuant to this Agreement and may, without the consent of the Client, delegate, pursuant to a sub-advisory agreement or otherwise, any of the rights, powers, duties or obligations of the Adviser hereunder to any such person (each a “Sub-Adviser”) subject to adherence with applicable laws and regulations, and provided that (i) all costs and expenses of any such Sub-Adviser(s) for Services under this Agreement shall (unless otherwise agreed to in writing by the Client) be the sole responsibility of the Adviser, provided, however that this sub-clause (i) shall be without prejudice to any costs and expenses set forth in sub-advisory agreements to be agreed by the Adviser and the Client; and (ii) the Adviser shall remain responsible to the Client for the provision of the Services in accordance with this Agreement. The Adviser may share any relevant information which it receives pursuant to this Agreement (except for customer personal data (if any) described in Section 11(b) below) with its Sub-Adviser(s) and its and their affiliates, provided that such Sub-Adviser(s) are subject to confidentiality restrictions substantially the same as the confidentiality provisions of this Agreement.

(f) The Services which the Adviser provides to the Client are not an exclusive arrangement. The Adviser may provide similar Services to others (including unaffiliated third parties) and undertake other business activities and may retain any benefit received for so doing.

3.	Order Execution.

(a) Where the Adviser receives and transmits or places orders on behalf of the Client with other entities for execution, it will comply with its execution policy as amended from time to time (the “Order Execution Policy”), a summary of which has been provided to the Client separately or may be notified to the Client from time to time, and a complete version of which will be made available to the Client upon request. The Client agrees to the terms of the Order Execution Policy and further agrees that the Adviser may execute the Client’s orders outside of a regulated market or a multilateral trading facility (each as defined under the FCA Rules). Where specific instructions are given by the Client, the Adviser need not comply with its Order Execution Policy to the extent of those instructions and will instead execute orders in compliance with the Client’s instructions. The Client instructs the Adviser not to make public client limit orders (as defined in the FCA Rules) in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

(b) Subject to the Order Execution Policy and instructions from the Client, where applicable, the Adviser may effect transactions with such counterparties and on such trading venues as it considers appropriate. If any counterparty fails to deliver any necessary documents or to complete any transaction, the Adviser shall take reasonable steps on behalf of the Client to rectify such failure or obtain compensation in lieu thereof provided that the Adviser shall not be required to commence any litigation. All resulting reasonable costs and expenses properly incurred by the Adviser shall be paid by the Client.

(c) The Adviser may enter into arrangements as contemplated by the FCA Rules for the receipt of goods or services that relate to the execution of trades or the provision of research in any of the designated investments specified in the FCA Rules, including commission sharing arrangements, in compliance with the FCA Rules. The Adviser shall disclose, in advance and in writing, the amount or basis of any such fee, commission or benefit to the Client. For the avoidance of doubt, such disclosure may be made in summary form with further details available upon request.

(d) The Adviser may aggregate orders on behalf of the Client with those of its other clients and clients of its affiliates. The Adviser will allocate such orders on a fair and reasonable basis, but the Client acknowledges and agrees that aggregation may operate to the advantage or disadvantage of the Client.

(e) The Client agrees that it will be responsible for any profit and loss due to fluctuations in exchange rates arising from transactions which are effected in a foreign currency and that the Adviser or its affiliates may use such rate of exchange as reasonably determined by the Adviser or such affiliate in executing such transactions.

(f) Not later than the next trading day following the execution of each transaction order for the Client effected by the Adviser, the Adviser shall furnish to the Client data confirming the quantity, price and any other material terms of such transaction order.

(g) The Adviser may accept orders, instructions or communications to transmit and execute orders by telephone, email and other electronic means. The Client agrees that the Adviser may transmit to the Client information concerning the Client’s orders and transactions through non-encrypted electronic mail and other electronic means, and the Client assumes all responsibility for such transmission and acknowledges the risks involved. The Adviser shall in each and any case send copies to: michaeldr.solf@athene.de, ralf.schmitt@athene.de and yfife@athene.com.

4.	Compensation of Adviser.

(a) The Client shall pay to the Adviser compensation in accordance with the fee schedule attached as Annex D hereto (the “Fee Schedule”). The relationship between the Client and the Adviser shall be that of persons carrying on independent businesses and dealing with each other at arm’s length. Such fees are exclusive of VAT and any VAT chargeable in respect of Services pursuant to this Agreement shall be payable by the Client.

(b) For the avoidance of doubt, the Fee Schedule covers the services to be generally rendered by the Adviser in the framework of this Agreement but it does not include any extraordinary engagement or mission by reason of its nature, volume or other relevant circumstances that the Client may wish to entrust upon the Adviser (or any of its affiliates). The Client and the Adviser will reach a separate and specific agreement as to the terms and compensation for any such extraordinary engagement.

5.	Allocation of Investments and Orders; Other Conflicts of Interest; Risk Factors.

(a) The Client acknowledges and understands that the Adviser and its affiliates engage in an investment management and advisory business and other businesses apart from providing the Services, including sponsoring, managing and/or advising certain investment funds, separate accounts and/or investment vehicles (the “Apollo Clients”). This may create potential conflicts of interest, including in relation to the Adviser’s time devoted to providing the Services and the allocation of investment opportunities among Apollo Clients (including the Client) that the Adviser manages and/or advises (the “AAME Clients”). The Client hereby confirms and represents that it has received and understands: (i) the disclosures referenced in Annex C hereto relating to, among other things, certain potential conflicts of interest; and (ii) current Part 2A and Part 2B of Form ADV filed with the U.S. Securities and Exchange Commission by one or more of the Adviser’s affiliates (as updated by the Adviser from time to time and notified to the Client) (“Form ADV), and wishes to appoint the Adviser pursuant to this Agreement notwithstanding the potential conflicts therein disclosed. Subject to the terms of this Agreement, the Client hereby consents to the Adviser or any of its affiliates taking any action, or refraining to take any action, as described in Annex C or Form ADV.

(b) Without limiting the generality of the foregoing, the Adviser may advise the Client to purchase Investments from or to sell Investments to any other Apollo Client (including AAME Clients), provided that the Adviser provides written notice to the Client that such counterparty is an Apollo Client such that the Client and its affiliates have sufficient time to obtain any regulatory and/or internal governance approvals necessary in connection with any such transaction with an Apollo Client.

(c) The duties of the Adviser shall not be considered to be breached as a result of any events or circumstances outside the reasonable control of the Adviser including, but not limited to, changes in the price or value of the Assets brought about through movements in the market, the reduction in and/or lack of availability of the Assets which were envisaged to be the subject matter of the advice, an inflow to, outflow from the assets of the Client or a benchmark, or caused by following an instruction given by the Client.

(d) The Client understands and acknowledges that all investment programs carry the risk of loss and there is no guarantee that any investment strategy will meet its objective. The value of investments may go down as well as up. The Client hereby represents that it has received and understands the disclosures set forth in Annex C hereto and Form ADV.

(e) Notwithstanding any other provision in this Agreement, no warranty, assurance or undertaking is given by the Adviser as to the performance, returns, increase in or retention of value or profitability of the Assets (or any part of it) or that any investment objectives or targets will be successfully achieved, whether in whole or in part.

6.	Statements and Information.

(a) The Client may retain any firm or other person of its choice to perform certain accounting and book-keeping or other services. The Adviser assumes no responsibility for acts or omissions of such firm or person in its performance of such services. Except as contemplated elsewhere in this Agreement or as otherwise required by applicable law or regulation, the Adviser shall have no responsibility to provide any statements or information or to perform any other accounting, valuation or reporting functions or services. However, where appropriate, the Adviser will use best efforts to facilitate the Client’s access to third party valuations or the Client’s commissioning of valuations from any third party (at the Client’s cost and expense).

(b) Without prejudice to Section 3(g), the Client consents to the Adviser providing it with any statements or information via electronic means including email and internet.

7.	Withdrawals and Distributions; Termination.

(a) Subject to the Eighth Amended and Restated Bye-Laws of Athene Holding Ltd., adopted on October 14, 2015 (the “AHL Bye-Laws”), this Agreement may be lawfully terminated by either party with or without cause as of the close of any calendar quarter by not less than 90 days’ prior written notice to the other party, or at such other times as the parties may mutually agree, provided that the Adviser will be entitled to receive the Advisory Fee until the date of the lawful termination of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated by the Client for AHL Cause (as such term is defined in the AHL Bye-Laws), applied mutatis mutandis to the Adviser and the Client as the context requires, except that a reference therein to the Board shall mean a reference to the board of directors of Athene Holding Ltd. (a “Cause Event”)) at any time in accordance with Article 87 of the AHL Bye-Laws.

(b) If the Agreement is terminated by the Client without the 90 days’ notice set out above, the Client shall be responsible for the payment of the Advisory Fee, as determined in accordance with the Fee Schedule, which would otherwise be due to the Adviser through the expiration of such notice period, provided that if this Agreement is lawfully terminated by the Client for a Cause Event in accordance with the approvals and procedures set forth in Article 87 of the AHL Bye-Laws, no such payment shall be due.

(c) Any termination of this Agreement shall not affect the rights or liabilities of any party accrued prior to and including the date of termination, nor the continuing existence and validity of any terms intended expressly or by implication to survive termination. The provisions of Sections 7, 8, 10, 11, 12, 13 and 15 to 20, without limitation, shall survive any termination of this Agreement.

8.	Standard of Liability; Indemnification.

(a) To the maximum extent permitted by applicable law and regulation, the Client agrees that (i) the Adviser will not be liable (whether directly or indirectly, in contract or in tort or otherwise) to the Client for any losses, claims, damages, expenses or liabilities (collectively, “Losses”) incurred by the Client that arise out of or are in any way connected with the Agreement, including but not limited to, any recommendation or other act or failure to act of the Adviser or any such other persons under this Agreement, including, but not limited to, any error in judgment, except in the case of Losses arising as a result of the intentional misconduct, gross negligence or bad faith by the Adviser in respect of its obligations und duties under this Agreement (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment), and (ii) none of the Adviser’s affiliates nor any of each of the Adviser’s or its affiliates’ respective clients, partners, shareholders, members, managers, advisors, directors, officers, employees, consultants or agents will be liable (whether directly or indirectly, in contract or in tort or otherwise) to the Client for any Losses incurred by the Client or any other person that arise out of or are in any way connected with this Agreement (including, but not limited to, any recommendation or other act or failure to act of the Adviser or any such other persons under this Agreement, including, but not limited to, any error in judgment); except that the Adviser shall be liable to the Client with respect to a Sub-Adviser, in the case of Losses arising as a result of such Sub-Adviser’s intentional misconduct, gross negligence or bad faith in respect of its obligations owed to the Adviser in accordance with Section 2(e) (as determined by a court of competent jurisdiction in a final non-appealable judgment). Under no circumstances shall the Adviser be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages, even if the Adviser is advised of the possibility or likelihood of the same.

(b) The Adviser will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by any person from time to time notified by the Client to the Adviser as being authorized to give instructions to the Adviser for the purposes of this Agreement (and the Adviser shall be entitled to treat such authority as continuing until such time as the Adviser is notified by the Client to the contrary). The Adviser also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper person and will not incur any liability for relying thereon. The Adviser may consult with legal counsel, auditors and other experts selected by it in good faith, and will not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such legal counsel, auditors or experts.

(c) The Adviser shall not be responsible for the loss of, or damage to, any investments or for any failure to fulfill its duties hereunder if such loss, damage or failure shall be caused by or be directly or indirectly due to war damage, enemy action, the act of any government or other competent authority, investment exchange or brokerage house, or of any riot, civil commotion, rebellion, fire, lock-out, strike, power failure, computer error or failure (beyond the reasonable control of the Adviser), delay, breakdown, failure or malfunction of any external telecommunication or computer service or electronic transmission systems, unavailability of market prices or suspension of dealing on relevant exchanges, or other cause beyond the control of the Adviser.

(d) The Client shall indemnify and hold harmless each of the Adviser and its affiliates and each of their respective clients, partners, shareholders, members, managers, advisors, directors, officers, employees, consultants or agents (each an “Indemnified Person”) from and against any and all Losses incurred in connection with this Agreement; provided that the Client shall not be liable for any Losses pursuant to this Section 8(d) in the case of Losses arising as a result of the intentional misconduct, gross negligence or bad faith of such Indemnified Person; provided, further that no action taken or refrained from being taken by the Adviser based on instructions received from any of the authorized persons of the Client reasonably believed by the Adviser to be genuine shall constitute intentional misconduct, gross negligence or bad faith by the Adviser. The right to indemnification granted by this provision shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Indemnified Person.

(e) To the extent that, at law or in equity, any Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Client, the Indemnified Person acting under this Agreement shall not be liable to the Client for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity to the Client, are agreed by the Client to restrict or eliminate to that extent such duties and liabilities of such Indemnified Person.

(f) Any indemnity provided in this Section 8 shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to exculpation or indemnification under this clause.

(g) The term “gross negligence” shall have the meaning ascribed to such term under the laws of the State of New York.

9.	Certain Regulatory Matters.

(a) Terms and expressions used in this Section 9 but not defined herein shall have the same meaning given to them in the FCA Rules.

(b) Based on the information available to it, the Adviser has categorized the Client as a per se professional client in accordance with the rules contained in the FCA’s Handbook of Rules and Guidance (“FCA Rules”). Furthermore, the Client hereby represents and warrants that it is currently and expects to continue to be eligible to be classified as such on the basis that it is a large undertaking satisfying two out of the three size requirements contained in 3.5.2R(2) of the FCA’s Conduct of Business Sourcebook, which implements Annex II, Section I paragraph (2) of Directive 2004/39/EC on Markets in Financial Instruments. The Client is entitled, pursuant to the FCA Rules, to request that it be categorized as a retail client. However, the Client acknowledges that if the Client requests to be categorized as a retail client in order to benefit from a higher level of protection under the FCA Rules, the Adviser will no longer be able to provide the Services to the Client under this Agreement as it is not authorized by the FCA to provide investment services to retail clients. The Client agrees and acknowledges that it is responsible for keeping the Adviser informed about any change that could affect the Client’s categorization as a professional client.

(c) Based on information provided by the Client, the Adviser shall take reasonable steps to ensure that in carrying out the Services under this Agreement, (i) any decision with respect to Investments or investment recommendation is suitable for the Client; and/or (ii) any transaction or product arranged by the Adviser for the Client is appropriate for the Client. For these purposes, the Adviser is entitled to assume that the Client has the necessary level of experience and knowledge in order to understand the risks involved in the transaction or in the investment of the Assets. The Client shall be responsible for ensuring that the information provided to the Adviser is kept up to date so as to enable the Adviser to make the relevant suitability and/or appropriateness assessment for the Client.

(d) If the Client has any complaint about the performance of the Adviser under this Agreement, that complaint should be directed, in the first instance, to a person designated from time to time by the Adviser. The Client acknowledges that it is not eligible to complain to the Financial Ombudsman Service.

(e) The Client also acknowledges that, as a large partnership (as that term is defined in the FCA Rules), it is not eligible to claim compensation under the Financial Services Compensation Scheme.

(f) The Adviser has put in place arrangements to manage conflicts of interest, if any, that may arise between the Client and itself and between different clients. Where the Adviser does not consider that these arrangements are sufficient to manage a particular conflict of interest, it shall inform the Client of the nature of such conflict so that the Client can decide how to proceed.

(g) Nothing in this Agreement shall exclude or restrict any liability of the Adviser to the Client under the UK regulatory system (as defined in the FCA Rules).

10.	Representations and Warranties.

(a) The Client represents and warrants to the Adviser and agrees with the Adviser as follows:

(i) The Client has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Client and is the legal, valid and binding agreement of the Client, enforceable against the Client in accordance with its terms. The Client’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents (if any) of the Client or any obligations by which the Client is bound, whether arising by contract, operation of law or otherwise. The Client will deliver to the Adviser evidence of the Client’s authority and compliance with its governing documents on the Adviser’s request.

(ii) The Client is experienced in the engagement of investment advisers and is aware of the risks associated with such engagements, including the risks described in Annex C hereto.

(iii) The Client is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”).

(iv) The Client is not a “U.S. Person” as defined in Rule 901 of Regulation S under the Securities Act.

(v) The Client is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and none of the assets constitute or will constitute “plan assets” for purposes of ERISA.

(vi) None of the Assets were obtained from any person listed in the HM Treasury’s consolidated sanctions list or on the website of the U.S. Treasury Department’s Office of Foreign Assets Control, nor is the Client a person with whom dealings are prohibited under any sanctions laws or regulations applicable to the Adviser, and none of such assets is derived from illegal activities.

(vii) The Client will notify the Adviser, in writing, of (1) any termination, merger or consolidation of the Client, or transfer of the Assets to any employee benefit plan (as described under Section 10(a)(v) above), and (2) any amendment to the organizing documents of the Client or any related instrument that would reasonably be expected to materially affect the activities of the Adviser contemplated hereunder.

(b) The Adviser represents and warrants to the Client and agrees with the Client as follows:

(i) The Adviser has the requisite legal capacity and authority and regulatory authorizations to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Adviser and is the legal, valid and binding agreement of the Adviser, enforceable against the Adviser in accordance with its terms. The Adviser will deliver to the Client evidence of the Adviser’s authority and compliance with its governing documents on the Client’s request.

(ii) AMI is authorized and regulated by the UK FCA with firm reference number 452877.

(iii) The Adviser will notify the Client, in writing, of (1) any termination, merger or consolidation of the Adviser, or transfer of its assets to any employee benefit plan (as described under Section 10(a)(v) above), and (2) any amendment to the organizing documents of the Adviser or any related instrument, in each case to the extent that it would reasonably be expected to have a material adverse effect on the ability of the Adviser to perform the Services.

(c) Each of the foregoing representations shall be continuing during the term of this Agreement. If at any time any event has occurred that would cause any such representation no longer to be true, the affected party shall give prompt written notice of such change to the other party.

11.	Confidentiality.

(a) The parties agree that the confidentiality agreement expected to be entered into among the parties hereto and/or certain of their affiliates shall apply to the handling of non-public, confidential information between the parties, as such terms apply to the Adviser and the Client as the disclosing or recipient party, as the context requires. Until the date on which such confidentiality agreement comes into force and effect, the Client and the Adviser will co-operate in good faith in respect of any confidential information exchanged between the parties and/or disclosed to any third party.

(b) In the context of this Agreement, neither the Adviser nor the Client shall seek to receive any of the other party’s customer personal data (including, with respect to the Client, policyholders, insured persons and beneficiaries of life insurances). In case either party should unintentionally receive the other party’s customer personal data, the respective party shall, without undue delay, use reasonable efforts to make the other party aware of this fact, refrain from passing on to any third party the other party’s customer personal data received and destroy and/or delete this data.

12.	Independent Contractor.

The Adviser is and will hereafter act as an independent contractor of the Client, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between the Adviser and the Client.

13.	Assignment.

This Agreement and the rights and obligations of each party hereunder shall not be assignable (and any attempted assignment thereof shall be void) without the consent of the other party hereto, except that the Adviser may assign its rights and obligations hereunder to an entity that controls, is controlled by or is under common control with the Adviser; provided, that such entity shall assume the obligations of the Adviser hereunder. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

14.	Amendment.

(a) If and to the extent the Adviser considers modification of this Agreement necessary to comply with any requirement of the FCA or any other applicable regulatory authority or any modification to applicable laws as well as rules or regulations (including, without limitation, the FCA Rules), the Adviser may modify this Agreement accordingly by prior written notice to the Client, together with evidence of the required change, prior to such change becoming effective.

(b) If and to the extent the Client considers modification of this Agreement necessary to comply with applicable laws, rules and regulations or any modification to applicable laws as well as rules or regulations and in particular any requirement of the German Federal Financial Supervisory Authority (“BaFin”) or any other applicable regulatory authority, the Client may modify this Agreement accordingly by prior written notice to the Adviser, together with evidence of the required change, prior to such change becoming effective.

(c) Without prejudice to Section 14(a) or (b), if an amendment would adversely affect the other party, the parties will negotiate in good faith to amend this Agreement in line with the parties’ economic interests under this Agreement prior to such amendment; provided that (i) the adversely affected party shall have no obligation to agree to such amendment and (ii) subject to the AHL Bye-Laws, if the parties fail to agree on such amendment, the Client and the Adviser shall each have the ability to terminate the Agreement by providing thirty (30) days’ written notice to the other party, and such purported amendment shall have no force or effect.

(d) Subject to the foregoing, any amendment to this Agreement (including any of the annexes) will be effectively only if it is in writing and signed by the Adviser and the Client.

15.	Governing Law and Jurisdiction.

Contractual and non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with the laws of England. The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with it). The Client irrevocably appoints Apollo Management International LLP of 25 St. George Street, London W1S 1FS, c/o as its agent to receive on its behalf in England or Wales service of any proceedings. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Client) and shall be valid until such time as the Adviser has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Client shall forthwith appoint a substitute acceptable to the Adviser and deliver to the Adviser the new agent’s name and address within England and Wales.

16.	Notices.

All communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile transmission or by e-mail, three days after being sent by first class mail, or one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, all charges or postage prepaid, properly addressed to the party to receive such notice at the party’s address indicated below, or at any other address that either party may designate by notice to the other.

If to the Adviser:

Apollo Asset Management Europe LLP

Address:	25 St. George Street, London, W1S 1FS

Attention:	John Stratton

Email:	jstratton@apollolp.com

With a copy to: Jill Lutzy Regan at jlutzyregan@apollolp.com

Apollo Management International LLP

Address:	25 St. George Street, London, W1S 1FS

Attention:	John Stratton

Email:	jstratton@apollolp.com

With a copy to: Jill Lutzy Regan at jlutzyregan@apollolp.com

If to the Client:

Athene Deutschland Holding GmbH & Co. KG

Address:	Abraham-Lincoln-Park 1, 65189, Wiesbaden, Germany

Attention:	Michael Solf

Email:	michaeldr.solf@athene.de

With copies to: Yoni Fife at yfife@athene.com and Ralf Schmitt at ralf.schmitt@athene.de

17.	Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.

18.	Entire Agreement.

This Agreement (including the Annexes) is the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, agreements and understandings (including any and all pre-existing agreements (including investment management or advisory agreements) regarding the subject matter hereof.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.	No Third-Party Beneficiaries.

(a) Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person other than the parties whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

(b) To the extent permitted under applicable law, but subject to Section 20(d) below, each Indemnified Person shall be entitled to enforce all the rights and benefits accorded to Indemnified Persons, respectively, by Section 8 at all times as if such person were a party to this Agreement.

(c) The parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of any Indemnified Person.

(d) No Indemnified Person may assign in whole or in part, its rights under this Agreement without the prior written consent of the Adviser, which may be withheld at the sole discretion of the Adviser.

21.	Interpretation.

(a) References to this Agreement shall include its recitals and Annexes.

(b) Headings are for convenience only and are to be ignored in construing this Agreement.

(c) References to statutory provisions, regulations, notices or the FCA Rules are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, superseded or re-enacted, and include references to all by-laws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.

(d) References to “including” in this Agreement shall mean “including, without limitation.”

(e) References to “affiliates” of the Adviser shall not include the “Client” or any of the Client’s related entities that are controlled by funds managed or advised by affiliates of Apollo, unless expressly stated otherwise.

(f) References to a “party” or “parties” shall mean a party to, or the parties to, this Agreement if the context does not otherwise require.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of the parties hereto on the date first set forth above.

Athene Deutschland Holding GmbH & Co. KG

By	/s/ ppa Matthew Becker
Name: Matthew Becker
Title: Prokurist

By	/s/ ppa Michael Solf
Name: Michael Solf
Title: Prokurist

Apollo Asset Management Europe LLP

Acting by its Members:

APOLLO PRINCIPAL HOLDINGS XI, LLC

By:	APO UK (FC), LLC, its sole member

By:	Apollo Global Management, LLC, its sole member

By:	AGM Management, LLC, its manager

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Assistant Secretary

AAME UK CM, LLC

By:	Apollo Principal Holdings X, L.P., its sole member

By:	Apollo Principal Holdings X GP, Ltd., its general partner

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Apollo Management International LLP
Acting by:

AMI (Holdings), LLC, its member

By	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ANNEX A

ASSETS

The Assets shall include all guarantee assets (Sicherungsvermögen) (as defined in section 54 of the German Insurance Supervisory Act—Versicherungsaufsichtsgesetz in force until the end of 31 December 2015 and in section 215 of the recast German Insurance Supervisory Act—Versicherungsaufsichtsgesetz in force as of 1 January 2016) and shall exclude:

•	Operating cash (Girokonten)

•	Mortgage loans secured by residential and commercial properties, which are not identified and advised by the Adviser

•	Assets related to unit-linked policies

•	Assets held in German Special Investment Funds managed or advised by Apollo, the Adviser, Athene Asset Management, L.P. or any of their respective affiliates, to the extent that Apollo, the Adviser, Athene Asset Management, L.P. or the relevant respective affiliate receives a management or advisory fee in connection with such Fund.

During the term of this Agreement, the parties hereto agree to negotiate in good faith regarding the potential of adding additional classes or types of Assets to the list of excluded Assets identified above.

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ANNEX B

SERVICES

Advisory and Trade Execution Function.

The core advisory and trade execution services to be provided by the Adviser under this Agreement (“Services”) are:

•	Risk Management

•	Develop risk scenario models tailored for various constituents,

•	Hedging strategies

•	Capital modelling and optimising capital position through investment strategy.

•	Treasury and Cash Management

•	Upon request of the Client, advisory services in relation to all treasury activities, including management of balance sheet liquidity levels, allocating to (and monitoring exposure across) money market funds, government bonds, structured credit and other cash management products and services.

•	Treasury Asset Allocation and Portfolio Construction

•	Advisory: Ongoing advice in relation to asset allocation; impact of market movements on current investment strategy, and recommendations around changes to asset allocation over time.

•	Collateral oversight: In conjunction with the Client’s investment team, of individual loan/security level balance sheets and specific investment positions.

•	Structuring and ALM Advisory Services

•	Structuring services focusing on the regulatory regime under which the Client and the Companies operate, including balance sheet optimization, structuring and asset/liability management advisory services.

•	Real Estate and Loan Services:

•	Identifying and advising in relation to physical commercial and residential real estate assets.

•	Identifying and advising in relation to loan or loan participation assets secured by residential or commercial properties or general obligations of commercial organizations (C&I loans), subject to the legal and regulatory regimes applicable to the Adviser, the Client and the Companies, including those of the UK and Germany, in connection with such activities.

•	Trade Execution

•	Buying, selling and otherwise dealing in investments and contracts as instructed on a case by case basis by the Client, on behalf and for the account of the Client and the Companies to effect transactions related to Investments for the Client.

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In connection with providing the core services identified above, the Adviser shall provide, or cause its affiliates or third parties (at the Adviser’s expense in accordance with the Fee Schedule) to provide, all services necessary and appropriate, as determined by the Adviser in its sole discretion, for the Adviser to satisfy its obligations set forth in this Agreement with respect to the Services.

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ANNEX C

CERTAIN RISK FACTORS, CONFLICTS OF INTEREST AND RELATED

CONSIDERATIONS

The “Certain Risk Factors, Conflicts of Interest and Related Considerations” disclosure document dated 1 February 2016 shall be incorporated by reference into this Annex C and form part of this Agreement.

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ANNEX D

FEE SCHEDULE

Compensation for the Services.

From and including 1 October, 2015 until this Agreement is terminated in accordance Section 7, the Adviser will be entitled to a quarterly fee (the “Advisory Fee”) calculated in arrears at the beginning of each calendar quarter immediately following the calendar quarter to which the Advisory Fee relates.

The Advisory Fee will be based on the net asset value of all Assets (the “Asset Value”) on the last day of the quarter (31 March, 30 June, 30 September and 31 December) (each, a “Calculation Day”).

The quarterly Advisory Fee amounts to 0.025% (i.e. 0.1% p.a.) (exclusive of VAT) of the Asset Value at the respective Calculation Day. The Advisory Fee will be billed by quarterly invoice and settled by the Client within 10 business days following receipt of the invoice.

If this Agreement is terminated prior to the end of any quarter, the Advisory Fee shall be prorated for that quarter according to the proportion of the number of calendar days in the quarter during which the Agreement is in effect with respect to the total number of calendar days in the quarter; provided that (i) if the Agreement is terminated on any date other than the last calendar day of a month, the Calculation Day shall be the last calendar day of the month immediately prior to the date on which the Agreement was terminated and (ii) if the Agreement is terminated on the last calendar day of a month, the Calculation Day shall be such day.

Valuation.

(a) Except as provided in clause (b) below, the Adviser shall be responsible for determining the Asset Value as of each Calculation Day and the Adviser will deliver any such valuations to the Client. The parties agree to negotiate in good faith as to any disputes about the valuation of any of the Assets for purposes of determining the Advisory Fee.

(b) Upon written notice to the Adviser from the Client and receipt of appropriate consents and approvals by the Adviser and the Client to do so, and until the parties otherwise agree in writing, the Client or one of its affiliates (and not the Adviser) shall be responsible for determining the Asset Value in accordance with the Client’s valuation policies and procedures (from time to time in effect), which policies shall have been provided and be reasonably acceptable to the Adviser. The Client agrees to provide valuations on the Assets no less often than on a quarterly basis. The parties further agree to negotiate in good faith as to any disputes regarding valuation of the Assets or any methodologies used by the Client to value the Assets for purposes of determining the Advisory Fee.

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ANNEX E

MEANING OF THE ADVISER

1.	Definition of the Adviser

The “Adviser” shall mean, collectively, both AMI and AAME, subject to the following:

•	from the date of this Agreement to the First Relevant Date (as defined in paragraph 2(b) of this Annex E), references to the Adviser shall be to AMI only, where the Services provided relate to regulated activities as defined in section 22 of FSMA;

•	from the First Relevant Date to the Second Relevant Date (as defined in paragraph 2(c) of this Annex E) references to the Adviser shall be to AMI only, where the Services provided relate to the regulated activity of “dealing in investments as agent” as defined in the UK Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (SI 2001/544) (the “RAO”); and

•	references to the Adviser shall be to AAME only, from the Second Relevant Date.

2.	Further provisions

(a) For the avoidance of doubt, the Client acknowledges and agrees that until the Second Relevant Date (as defined below) AMI and AAME may determine, at their sole discretion by notice in writing to the Client and in their capacity as the Adviser, to allocate the provision of the Services as between themselves, provided that such allocation does not adversely affect the Services.

(b) At any time after AAME becomes an appointed representative of AMI by satisfying the requirements detailed in section 39 of FSMA, AAME may determine, at its sole discretion and by notice in writing to the Client (the “First Relevant Notice”), that AAME shall provide those Services under this Agreement which relate to the regulated activities of “arranging deals in investments” and/or “advising on investments”, in each case, as defined in the RAO, from a date specified in the First Relevant Notice (or, if no date is specified, the date of the First Relevant Notice) (the “First Relevant Date”).

(c) At any time after AAME becomes an authorized person under the FSMA with all necessary permissions to provide the Services, AAME may determine, at its sole discretion and by notice in writing to the Client (the “Second Relevant Notice”), that AAME alone shall provide all Services under this Agreement from a date specified in the Second Relevant Notice1 (or, if no date is specified, the date of the Relevant Notice) (the “Second Relevant Date”). Until the Second Relevant Date AMI and AAME will be jointly and severally liable and act as authorized recipients for each other in respect of notices pursuant to Section 16.

[1]	AAME should include in the Relevant Notice the required disclosure of regulatory status as follows: “[AAME] is authorized and regulated by the UK Financial Conduct Authority with FRN [•]”.

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(d) From the Second Relevant Date (inclusive):

•	AAME shall assume all rights, obligations and duties accorded to the Adviser by this Agreement;

•	This Agreement shall terminate as between AMI and the Client automatically and without any action by any party and all references to AMI shall be deemed to have been deleted (without affecting the continued validity of Section 7(c) in relation to AMI);

•	Recitals (E), (F) and (G) of this Agreement shall be deemed to have been replaced with the equivalent wording in the Second Relevant Notice in relation to AAME’s regulatory status;

•	Information provided under this Agreement in relation to AMI shall be deemed to have been replaced with equivalent information provided by AAME;

•	Information provided by the Client to AMI under this Agreement shall be deemed to have been provided to AAME; and

•	For the avoidance of doubt, this Agreement shall remain in full force and effect as between AAME and the Client following such termination.

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ANNEX F

•	Michael Solf

•	Christof Goeldi

•	Holger Bennewiz

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